Exhibit 99.1

FOR IMMEDIATE RELEASE

January 7, 2016

Contact:	Jill McMillan, Vice President of Communications & Investor Relations
Phone: 214-721-9271
Jill.McMillan@enlink.com

ENLINK COMPLETES ACQUISITION OF TALL OAK MIDSTREAM

DALLAS, January 7, 2016 — The EnLink Midstream companies, EnLink Midstream Partners, LP (NYSE:ENLK) (the “Partnership”) and EnLink Midstream, LLC (NYSE:ENLC) (the “General Partner”) (together “EnLink”), today announced that a subsidiary of the Partnership and the General Partner completed its previously announced acquisition of certain subsidiaries of Tall Oak Midstream, LLC for $1.55 billion, subject to certain adjustments.

“The acquisition of Tall Oak is consistent with our growth strategy and will provide additional expansion opportunities in one of the best plays in the nation, the liquids-rich STACK play,” said Barry E. Davis, EnLink Midstream President and Chief Executive Officer. “This region offers some of the best drilling economics in North America with low breakeven prices and active producer customers who are committed to growing in the area.

“Additionally, the Tall Oak assets are anchored by long-term, fee-based contracts, with Devon being the largest customer on the system due to its acquired Felix acreage. We remain committed to maintaining our strong balance sheet and investment-grade credit profile while also providing long-term value to our unitholders by growing our business prudently and profitably.”

Tall Oak’s gathering, processing and compression assets are located in the core of the STACK and Central Northern Oklahoma Woodford (“CNOW”) plays, and serve as an excellent complement to EnLink’s existing position in the Cana-Woodford. Tall Oak’s key contracts are primarily fee-based with substantial acreage dedications and have a remaining weighted-average term of approximately 15 years. Additionally Devon will provide EnLink with five-year minimum volume commitments for gathering and processing on the dedicated Felix acreage.

About the EnLink Midstream Companies

EnLink Midstream is a leading, integrated midstream company with a diverse geographic footprint and a strong financial foundation, delivering tailored customer solutions for sustainable growth. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include over 9,700 miles of gathering and transportation pipelines, 19 processing plants with 3.8 billion cubic feet per day of processing capacity, seven fractionators with 280,000 barrels per day of fractionation capacity, as well as barge and rail terminals, product storage facilities, purchase and marketing capabilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies. Additional information about the EnLink Midstream companies can be found at www.EnLink.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the General Partner based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the General Partner believe are appropriate in the circumstances. These statements include, but are not limited to, statements about future financial and operating results, objectives, expectations and intentions that are not historical facts. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the General Partner, which may cause the Partnership’s and the General Partner’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, the risk that the entities and assets to be acquired will not be successfully integrated or that such integration will take longer than expected, the risk that the entities and assets to be acquired will not perform as expected, the risk that the assets to be acquired fail to generate follow-on investment opportunities, the risk that the transaction does not result in expected synergies, the risk that the Partnership fails to maintain its investment grade credit rating, the risk that the contemplated construction projects are not completed on time or at all, regulatory, economic and market conditions and other risks discussed in the Partnership’s and the General Partner’s filings with the Securities and Exchange Commission. The Partnership and the General Partner have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

###